Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

February 2, 2023

Johnson Controls International plc

One Albert Quay

Cork, Ireland T12 X8N6

Tyco Fire & Security Finance S.C.A.

2 rue Jean Monnet

2180, Luxembourg, Grand Duchy of Luxembourg

Ladies and Gentlemen:

We have acted as U.S. counsel to Johnson Controls International plc, a public company limited by shares, incorporated under the laws of Ireland (the “Company”), and Tyco Fire & Security Finance S.C.A., a corporate partnership limited by shares, incorporated and organized under the laws of the Grand Duchy of Luxembourg (“TFSCA”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company and TFSCA with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to (i) ordinary shares of the Company, par value $0.01 per share (the “Ordinary Shares”); (ii) shares of preferred stock of the Company, par value $0.01 per share (the “Preferred Shares”); (iii) depositary shares (the “Depositary Shares”) representing fractional interests in Preferred Shares, which will be evidenced by depositary receipts (the “Depositary Receipts”); (iv) debt securities, which may be either senior (the “Senior Debt Securities”) or subordinated (the “Subordinated Debt Securities”) issued by the Company or issued by the Company and TFSCA (collectively, the “Debt Securities”); (v) warrants to purchase Ordinary Shares, Preferred Shares, Depositary Shares or Debt Securities (the “Warrants”);

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(vi) contracts for the purchase and sale of Ordinary Shares, Preferred Shares, Depositary Shares or Debt Securities (the “Purchase Contracts”); and (vii) units consisting of one or more of the foregoing Securities (as defined below) in any combination (the “Units”). The Ordinary Shares, Preferred Shares, Depositary Shares and related Depositary Receipts, the Debt Securities, the Warrants, the Purchase Contracts and the Units are hereinafter referred to collectively as the “Securities.” The Securities may be issued and sold or delivered from time to time for an indeterminate aggregate initial offering price.

The Depositary Shares and related Depositary Receipts will be issued pursuant to one or more Deposit Agreements (each, a “Deposit Agreement”) between the Company and a depositary named therein (a “Depositary”).

The Senior Debt Securities and the Subordinated Debt Securities will be issued under an Indenture, dated as of December 28, 2016 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by supplemental indentures among the Company, TFSCA (if applicable) and the Trustee (as so supplemented, the “Indenture”).

The Warrants will be issued pursuant to one or more Warrant Agreements (each, a “Warrant Agreement”) between the Company and a warrant agent named therein.

The Purchase Contracts will be issued pursuant to one or more Purchase Contract Agreements (each, a “Purchase Contract Agreement”) between the Company and a purchase contract agent named therein.

The Units will be issued pursuant to one or more Unit Agreements (each, a “Unit Agreement”) between the Company and a unit agent named therein (a “Unit Agent”).

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Johnson Controls International plc
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The Deposit Agreements, the Indenture, the Warrant Agreements, the Purchase Contract Agreements and the Unit Agreements are hereinafter referred to collectively as the “Securities Agreements.”

We have examined the Registration Statement and the Base Indenture, which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that, at the time of execution, authentication, issuance and delivery of any of the Securities, the applicable Securities Agreement will be the valid and legally binding obligation of each party thereto other than the Company and TFSCA, as applicable.

In rendering the opinions set forth below, we have assumed further that, at the time of execution, authentication, issuance and delivery, as applicable, of each of the applicable Securities Agreements (other than the Base Indenture), Securities and underwriting, purchase or similar agreement relating thereto, (1) the Company and TFSCA, as applicable, will be validly existing and in good standing under the law of the jurisdiction in which it is organized and such Securities Agreement will have been duly authorized, executed, issued and delivered, as

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applicable, by the Company and TFSCA, as applicable, in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery, issuance and performance, as applicable, by the Company and TFSCA, as applicable, of such Securities Agreement and such Securities will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York, assuming there shall not have been any change in such law affecting the validity or enforceability of such Securities Agreement and such Securities) and (3) the execution, delivery, issuance and performance, as applicable, by the Company and TFSCA, as applicable, of such Securities Agreement and such Securities (a) will not constitute a breach or default under any agreement or instrument which is binding upon the Company or TFSCA, as applicable, and (b) will comply with all applicable regulatory requirements.

In rendering the opinions set forth below, we have assumed further that (1) the Company is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed and delivered the Base Indenture in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery and performance by the Company of such Base Indenture does not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, delivery and performance by the Company of such Base Indenture (a) does not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) complies with all applicable regulatory requirements.

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Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.    With respect to the Depositary Shares, assuming (a) the Preferred Shares underlying the Depositary Shares will be validly issued, fully paid and non-assessable and (b) the due execution, issuance and delivery of Depositary Receipts evidencing the Depositary Shares against deposit of the Preferred Shares in accordance with the applicable definitive Deposit Agreement, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement and otherwise in accordance with the provisions of such agreement and such Deposit Agreement, the Depositary Shares will represent legal and valid interests in such Preferred Shares and the Depositary Receipts will constitute valid evidence of such interests in such Preferred Shares.

2.    With respect to the Debt Securities issued by the Company, assuming the due execution, authentication, issuance and delivery of such Debt Securities, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement and otherwise in accordance with the provisions of such agreement and the applicable Indenture, such Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

3.    With respect to the Debt Securities co-issued by TFSCA, assuming the due execution, authentication, issuance and delivery of such Debt Securities, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement and otherwise in accordance with the provisions of such agreement and the applicable Indenture, such Debt Securities will constitute valid and legally binding obligations of TFSCA enforceable against TFSCA in accordance with their terms.

4.    With respect to the Warrants, assuming (a) the Ordinary Shares and Preferred Shares issuable under any Warrants are or will be, as applicable, validly issued, fully paid and non-assessable and the Debt Securities that are issuable under any Warrants will be valid and legally binding obligations of the Company and TFSCA, as applicable, and (b) the due execution, countersignature, issuance and delivery of such Warrants, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement and otherwise in accordance with the provisions of such agreement, such Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

5.    With respect to the Purchase Contracts, assuming (a) the Ordinary Shares and Preferred Shares issuable under any Purchase Contracts are or will be, as applicable, validly issued, fully paid and non-assessable and the Debt Securities that are issuable under any Purchase Contracts will be valid and legally binding obligations of the Company and TFSCA, as applicable, and (b) the due execution, issuance and delivery of such Purchase Contracts, upon payment therefor in accordance with the applicable definitive

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underwriting, purchase or similar agreement, and otherwise in accordance with the provisions of such agreement and the applicable definitive Purchase Contract Agreement, such Purchase Contracts will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

6.    With respect to the Units, assuming (a) the Ordinary Shares and Preferred Shares that are components of such Units and/or issuable under any Warrants that are components of such Units are or will be, as applicable, validly issued, fully and non-assessable and the Warrants and Debt Securities that are components of such Units are valid and legally binding obligations of the Company and TFSCA, as applicable, and (b) the due execution, authentication, issuance and delivery, as applicable, of such Units and the Securities that are the components of such Units, in each case upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement, and otherwise in accordance with the provisions of such agreement, and the applicable definitive Securities Agreements, such Units will constitute valid and legally binding obligations of the Company, enforceable against the Company, in accordance with their terms.

Our opinions set forth in paragraphs 1 through 6 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 13.10 of the Base Indenture relating to the separability of provisions of the Base Indenture.

In connection with the provisions of the Base Indenture whereby the parties submit to the jurisdiction of any state or federal court in the City of New York, State of New York, United States of America, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Base Indenture that relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a

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New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

In rendering the opinions set forth above, we have assumed that under the law of any jurisdiction in whose currency (or whose currency is a component currency of a composite currency in which) any Securities are denominated or payable, if other than in U.S. dollars, (A) no consent, approval, authorization qualification or order of, or filing or registration with, any governmental agency or body or court of such jurisdiction is required for the issuance or sale of the Securities by the Company or TFSCA, as applicable, and (B) the issuance or sale of the Securities and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms or provisions of any statute, rule, regulation or order of any governmental agency or body or any court of such jurisdiction.

We note that (i) a New York State statute provides that, with respect to a foreign currency obligation, a New York State court shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree and (ii) with respect to a foreign currency obligation, a U.S. federal court sitting in New York State may award a judgment based in whole or in part in U.S. dollars, provided that we express no opinion as to the rate of exchange that such court would apply.

We do not express any opinion herein concerning any law other than the law of the State of New York.

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Johnson Controls International plc
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We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP